DESTINY MEDIA TECHNOLOGIES INC.

2015 STOCK OPTION PLAN

1. PURPOSE OF PLAN

1.1 Purpose. The purpose of the 2015 Stock Option Plan (the "Plan") of DESTINY MEDIA TECHNOLOGIES INC., a Nevada corporation, (the "Company") is to advance the interests of the Company by encouraging the directors, officers, employees, management company employees and consultants of the Company, and of its subsidiaries and affiliates, if any, to acquire common shares in the share capital of the Company, thereby increasing their proprietary interest in the Company, encouraging them to remain associated with the Company and furnishing them with additional incentive in their efforts on behalf of the Company in the conduct of its affairs.

2. DEFINITIONS

2.1 Definitions. In this Plan the following words and phrases shall have the following meanings, namely:

(a) "Blackout Period" means a period during which there is a prohibition on trading in the Company's securities imposed by the Company on Insiders.

(b) "Board" means the board of directors of the Company or, if the Board so elects, a committee of directors (which may consist of only one director) appointed by the Board to administer this Plan.

(c) "Company" means Destiny Media Technologies Inc.

(d) "Consultant" means an individual who (or a corporation or partnership (a "Consultant Company") of which the individual is an employee, shareholder or partner which):

(i) is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or a subsidiary of the Company other than in relation to a distribution of the Company's securities;

(ii) provides the services under a written contract between the Consultant or Consultant Company and the Company or subsidiary;

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or subsidiary of the Company; and

(iv) has a relationship with the Company or subsidiary of the Company that enables the individual to be knowledgeable about the business and affairs of the Company or subsidiary.

(e) "Director" means a director of the Company or any of its subsidiaries.

(f) "Employee" means:

(i) an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada)(and for whom income tax, employment insurance and CPP deductions must be made at source);

(ii) an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii) an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and discretion by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source.

(g) "Exchange" means whichever stock exchange on which the Shares are listed for trading being either the TSX Venture Exchange (the "TSX-V") or Toronto Stock Exchange (the "TSX").

(h) "Insider" means: (i) Director or Officer; (ii) a director or officer of a subsidiary of the Company; or (iii) a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares of the Company.

(i) "Management Company Employee" means an individual employed by a person providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in investor relations.

(j) "Market Price" means the price at which the last recorded sale of a board lot of Shares took place on the Exchange during the trading day immediately preceding the date of granting the Option and, if there was no such sale, the closing price on the preceding trading day during which there was such a sale.

(k) "Officer" means a chair or vice-chair of the Board, a chief executive officer, chief financial officer, chief operating officer, president, vice-president, secretary, assistant secretary, treasurer or assistant treasurer of the Company or any of its subsidiaries or an individual designated as an officer by a resolution of the Board or the constating documents of the Company.

(l) "Option" means an option to purchase Shares granted to an Optionee under this Plan.

(m) "Optionee" means a Director, Officer, Employee, Management Company Employee or Consultant granted an Option or a corporation, other than a Consultant Company, granted an Option where the corporation's only shareholder is a Director, Officer or Employee.

(n) "Plan" means this stock option plan as amended, supplemented or restated.

(o) "Shares" means common shares of the Company.

3. GRANTING OF OPTIONS

3.1 Administration. This Plan shall be administered by the Board.

3.2 Grant by Resolution. The Board may determine by resolution those Employees, Management Company Employees, Consultants, Officers and Directors to whom Options should be granted and grant to them such Options as the Board determines to be appropriate.

3.3 Representations to Employees, Consultants, and Management Company Employees. Every instrument evidencing an Option granted to an Employee, Consultant or Management Company Employee shall contain a representation by the Company and the Optionee that the Optionee is a bona fide Employee, Consultant or Management Company Employee.

3.4 No Grants if Listed on NEX. The Board shall not grant any Options if the Shares are listed on the NEX Board of the TSX-V or the Company has been given notice that its listing will or might be transferred to NEX.

3.5 Terms of Option. The Board shall determine and specify in its resolution the number of Shares that should be placed under Option to each such Employee, Management Company Employee, Consultant, Officer or Director, the price per Share to be paid for such Shares upon the exercise of each such Option, and the period during which such Option may be exercised.

3.6 Written Agreement. Every Option shall be evidenced by a written agreement between the Company and the Optionee. If there is any inconsistency between the terms of the agreement and this Plan the terms of this Plan shall govern.

4. CONDITIONS GOVERNING THE GRANTING & EXERCISING OF OPTIONS

4.1 Agreements must specify Exercise Period and Price, Vesting and Number of Shares. In granting an Option, the Board must specify a particular time period or periods during which the Option may be exercised, the exercise price required to purchase the Shares subject to the Option and any vesting terms and conditions of the Option, including the number of Shares in respect of which the Option may be exercised during each such time period.

4.2 Minimum Exercise Price of Options. The exercise price of an Option shall not be less than the Market Price, less, if the Shares are listed on the TSX-V, the maximum discount permitted by the Exchange, at the time of granting the Option. If the Optionee is subject to the tax laws of the United States of America and owns (as determined in accordance with such laws) greater than 10% of the Shares at the time of granting of the Option the exercise price shall be at least 110% of the Market Price. If the Shares are listed on the TSX-V, no Options shall be granted which are exercisable at a price of less than $0.10 per Share.

4.3 Number of Shares subject to Option. The number of Shares reserved for issuance to an Optionee pursuant to an Option, together with all other stock options granted to the Optionee in the previous 12 months, shall not exceed, at the time of granting of the Option:

(a) 5% of the outstanding Shares, unless the Company has obtained disinterested shareholder approval or the Shares are listed on the TSX;

(b) 2% of the outstanding Shares, if the Optionee is a Consultant and the Shares are listed on the TSX-V; or

(c) 2% of the outstanding Shares (including all other Shares reserved for issuance to all Optionees providing investor relations services to the Company), if the Optionee is engaged in providing investor relations services to the Company and the Shares are listed on the TSX-V.

4.4 Vesting of Options. Subject to further vesting requirements required by the Board on granting of an Option, all Options shall vest and be exercisable on the following terms:

(a) If Optionee is Providing Investor Relations Services: If the Optionee is a Consultant providing investor relations services to the Company and the Shares are listed on the TSX-V, any Option granted to the Consultant must vest in stages over at least 12 months with no more than one quarter of the Option vesting in any three month period.

(b) If there is a Change of Control: If a Change of Control is agreed to by the Company or events which might lead to a Change of Control are commenced by third parties, all Options, subject to the Exchange's approval (if required), shall vest immediately and be fully exercisable notwithstanding the terms thereof. For the purposes hereof "Change of Control" shall mean:

(i) any transaction or series of related transactions as a result of which any person, entity or group acquires ownership, after the date of an Option, of at least 20% of the Shares and they or their representatives become a majority of the Board or assume control or direction over the management or day-to-day operations of the Company; or

(ii) an amalgamation, merger, arrangement, business combination, consolidation or other reorganization of the Company with another entity or the sale or disposition of all or substantially all of the assets of the Company, as a result of either of which the Company ceases to exist, be publicly traded or the management of the Company or Board do not comprise a majority of the management or a majority of the board of directors, respectively, of the resulting entity, and to permit Optionees to participate in any of the foregoing, the Board may make appropriate provision for the exercise of Options conditional upon the Shares so issued being taken-up and paid for pursuant to any of the foregoing.

Subject to the approval of the Exchange if the Optionee is a Consultant providing investor relations services for the Company, the Board may advance, at any time, the dates upon which any or all Options shall vest and become exercisable, regardless of the terms of vesting set out in this Plan or the agreement.

4.5 Exercise of Options if Specified Value Exceeds USD $100,000. If the Optionee is subject to the tax laws of the United States of America that part of any Option entitling the Optionee to purchase Shares having a value of USD $100,000 or less shall be treated as an 'Incentive Stock Option' under United States Internal Revenue Code (so that the Optionee may defer the payment of tax on such Shares until the year in which such Shares are disposed of by the Optionee). For the purposes hereof value is determined by multiplying the number of shares which are subject to the Option times the Market Price (at the time of granting of the Option). That part of any Option on Shares having a value in excess of USD $100,000 shall be treated as a non-qualifying stock option for the purposes of the Code and shall not entitle the Optionee to such tax deferral.

4.6 Expiry of Options. Each Option shall expire not later than 10 years from the day on which the Option is granted.

4.7 Expiry of Options during or immediately after Trading Blackout Periods. If an Option expires during, or within five trading days after, a Blackout Period then, notwithstanding Section 4.6 or the terms of the Option, the term of the Option shall be extended and the Option shall expire 10 trading days after the termination of the Blackout Period.

4.8 Death or Disability of Optionee. If an Optionee dies or suffers a Disability prior to the expiry of an Option, the Optionee's legal representatives, before the earlier of the expiry date of the Option and the first anniversary of the Optionee's death or Disability, may exercise that portion of an Option which has vested as at the date of death or Disability. For the purposes hereof "Disability" shall mean any inability of the Optionee arising due to medical reasons which the Board considers likely to permanently prevent or substantially impair Optionee being an Employee, Management Company Employee, Consultant, Officer or Director.

4.9 Cessation as an Optionee (With Cause). If an Optionee ceases to be a Director, Officer, Consultant, Employee or Management Company Employee by reason of termination or removal for cause any Option shall terminate immediately on such termination or removal and not be exercisable by the Optionee unless otherwise determined by the Board.

4.10 Cessation as an Optionee (Without Cause). If an Optionee ceases to be any of a Director, Officer, Consultant, Employee or Management Company Employee for any reason except as provided in sections 4.8 or 4.9, any Option shall be exercisable to the extent that it has vested and was exercisable as at the date of such cessation, unless further vesting is permitted by the Board, and must terminate on the earlier of the expiry date of the Option and:

(a) the 90th day after the Optionee ceased to be any of a Director, Officer, Consultant, Employee or Management Company Employee, or such later date as may be reasonably determined by the Board; or

(b) if the Optionee is subject to the tax laws of the United States of America, the earlier of the 90th day and the third month after the Optionee ceased to be an Employee or Officer.

4.11 No Assignment of Options. No Option or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by will or pursuant to the laws of succession except that, if permitted by the rules and policies of the Exchange, an Optionee shall have the right to assign any Option (other than an 'Incentive Stock Option' under United States Internal Revenue Code) to a corporation wholly-owned by them.

4.12 Restriction on Resale of Shares Issued on Exercise of an Option. Unless an Option is exercisable for a price equal to or above the Market Price at the time the Option is granted or the Shares are listed on the TSX, all Shares issued upon the exercise of the Option shall be subject to a four month hold period from the time the Option was exercised and, in accordance with the TSX-V's policies, the certificates representing such Shares shall be legended accordingly.

4.13 Notice of Exercise of an Option. Options shall be exercised only in accordance with the terms and conditions of the agreements under which they are respectively granted and shall be exercisable only by notice in writing to the Company.

4.14 Payment on Exercise of an Option. Options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by an Optionee on exercise of an Option shall be fully paid for in cash or by certified cheque, bank draft or money order at the time of their purchase.

4.15 Condition to Issuance of Shares. The Board may require, as a condition of the issuance of Shares or delivery of certificates representing such Shares upon the exercise of any Option and to ensure compliance with any applicable laws, regulations, rules, orders and requirements that the Optionee or the Optionee's heirs, executors or other legal representatives, as applicable, make such covenants, agreements and representations as the Board deems necessary or desirable.

4.16 Withholding or Deductions of Taxes. The Company may deduct, withhold or require an Optionee, as a condition of exercise of an Option, to withhold, pay, remit or reimburse any taxes or similar charges, which are required to be paid, remitted or withheld in connection with the exercise of any Option.

5. RESERVATION OF SHARES FOR OPTIONS

5.1 Sufficient Authorized Shares to be Reserved. Whenever the constating documents of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of Options. Shares that were the subject of Options that have lapsed or terminated shall thereupon no longer be in reserve and may once again be subject to an Option.

5.2 Maximum Number of Shares to be Reserved Under Plan. The aggregate number of Shares which may be subject to issuance pursuant to Options shall be 2,650,000. If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares in respect of such expired or terminated Option shall again be available for the purposes of granting Options pursuant to this Plan.

5.3 Maximum Number of Shares Reserved for Insiders. All Options, together with all of the Company's other previously granted stock options, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, shall not result, at the time of granting, in:

(a) the number of Shares reserved for issuance pursuant to Options granted to Insiders exceeding 10% of the Shares outstanding;

(b) the issuance to Insiders, within a one year period, of Shares totalling in excess of 10% of the Shares outstanding; or

(c) the issuance to any one individual, within a one year period, of Shares totalling in excess of 5% of the Shares outstanding,

unless the disinterested shareholders have approved thereof.

6. CAPITAL REORGANIZATIONS

6.1 Share Consolidation or Subdivision. If the Shares are at any time subdivided or consolidated, the number of Shares reserved for Options shall be similarly increased or decreased and the price payable for any Shares that are then subject to issuance shall be decreased or increased proportionately, as the case may require, so that upon exercising each Option the same proportionate shareholdings at the same aggregate purchase price shall be acquired after such subdivision or consolidation as would have been acquired before.

6.2 Stock Dividend. If the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for Options and the price payable for any Shares that are then subject to issuance may be adjusted by the Board to such extent as they deem proper in their absolute discretion.

6.3 No Fractional Shares. No adjustment made pursuant to this Part shall require the Company to issue a fraction of a Share and any fractions of a Share shall be rounded up or down to the nearest whole number, with one-half a Share being rounded up to one Share.

6.4 No Adjustment for Cash Dividends or Rights Offerings. No adjustment shall be made to any Option pursuant to this Part in respect of the payment of any cash dividend or the distribution to the shareholders of the Company of any rights to acquire Shares or other securities of the Company.

7. EXCHANGE'S RULES & POLICIES GOVERN & APPLICABLE LAW

7.1 Exchange's Rules and Policies Apply. This Plan and the granting and exercise of any Options are also subject to such other terms and conditions as are set out in the rules and policies on stock options of the Exchange and any securities commission having authority and such rules and policies shall be deemed to be incorporated into and become a part of this Plan. If there is an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern.

7.2 Compliance With Applicable Laws. Notwithstanding anything herein to the contrary, the Company shall not be obliged to cause any Shares to be issued or certificates evidencing Shares to be delivered pursuant to this Plan, where issuance and delivery is not, or would result in the Company not, being in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchange. If any provision of this Plan, any Option or any agreement entered into pursuant to this Plan contravenes any applicable law, rule, regulation or order, or any policy, bylaw or regulation of the Exchange or any regulatory body having authority over the Company or this Plan, such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith, but the Company shall not be responsible to pay and shall not incur any penalty, liability or further obligation in connection therewith.

7.3 No Obligation to File Prospectus. The Company shall not be liable to compensate any Optionee and in no event shall it be obliged to take any action, including the filing of any prospectus, registration statement or similar document, in order to permit the issuance and delivery of any Shares upon the exercise of any Option in order to comply with any applicable laws, regulations, rules, orders or requirements of any securities regulatory authority.

7.4 Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

8. AMENDMENT OF PLAN & OPTIONS

8.1 Board May Amend Plan or Options. The Board may amend or terminate this Plan or any Options but no such amendment or termination, except with the written consent of the Optionees concerned or unless required to make this Plan or the Options comply with the rules and policies of the Exchange, shall affect the terms and conditions of Options which have not then been exercised or terminated.

8.2 Shareholder Approval. The approval of disinterested shareholders for an amendment to this Plan or any Option shall be required in respect of Options granted to Insiders involving:

(a) a reduction of the exercise price, including a reduction effected by cancelling an existing Option and granting a new Option exercisable at a lower price within the subsequent one year period, if the Shares are listed on the TSX-V, or three month period, if the Shares are listed on the TSX; or

(b) an extension of the exercise period, if the Shares are listed on the TSX, unless the extension arises from a Blackout Period.

Approval by all holders of Shares, whether the holders are disinterested shareholders or not, is required for:

(a) an increase in the number of Shares, or percentage of the outstanding Shares, reserved for issuance under this Plan; or

(b) a change from a fixed number to a fixed percentage of the outstanding Shares, or from a fixed percentage to a fixed number, in the number of Shares reserved for issuance under this Plan.

No approval by any holders of Shares is required for:

(a) an amendment to comply with applicable law or rules of the Exchange or of a 'housekeeping' nature required to correct typographical and similar errors;

(b) a change to the vesting provisions;

(c) a change to the termination provisions, other than an extension of an Option to a new expiry date that falls outside the maximum term currently permitted by this Plan when the Option was first granted; and

(d) a reduction of the exercise price of an Option, including a reduction effected by cancelling an existing Option and granting a new Option exercisable at a lower price, or an extension of the exercise period, if the Optionee is not an Insider.

8.3 Exchange Approval Required. Any amendment to this Plan or Options shall not become effective until such amendments have been accepted for filing by the Exchange.

9. PLAN DOES NOT AFFECT OTHER COMPENSATION PLANS

9.1 Other Plans Not Affected. This Plan shall not in any way affect the policies or decisions of the Board in relation to the remuneration of Directors, Officers, Consultants, Employees and Management Company Employee.

10. OPTIONEE'S RIGHTS AS A SHAREHOLDER

10.1 No Rights Until Option Exercised. An Optionee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to the Optionee upon exercise of an Option.

11. EFFECTIVE DATE & EXPIRY OF PLAN

11.1 Effective Date. This Plan has been adopted by the Board subject to the approval of the Exchange and if so approved, subject to the discretion of the Board, the Plan shall become effective upon such approvals being obtained. Thereafter this Plan shall be approved by the holders of the Shares annually, if the Shares are listed on the TSX-V, or tri-annually, if the Shares are listed on the TSX. If such annual approvals are not obtained, Options may no longer be granted. Options may be granted, but cannot be exercised, prior to the receipt of such approvals.

11.2 Termination. This Plan shall terminate upon a resolution to that effect being passed by the Board. Any Options shall continue to be exercisable according to their terms after the termination of this Plan.

Adopted by the Board of Directors on June 4, 2015.